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                                                                    EXHIBIT 99.1

                 NEWPARK RESOURCES ISSUES $30 MILLION PREFERRED

Metairie, LA, January 3, 2001...Newpark Resources, Inc. (NYSE: NR) today announced that it has completed the private placement of an additional $30 million of a newly designated class of Preferred Stock to position the Company for potential growth opportunities in 2001. The securities were purchased by Fletcher International, Ltd., an affiliate of Fletcher Asset Management, Inc.

The preferred shares bear a 4.5% dividend payable, at the Company's option, in cash or common stock. The shares are convertible into common stock at market prices at any time, subject to a maximum conversion price of $11.21, a 30% premium to the closing market price of the stock on December 26, 2000.

James D. Cole, Newpark's Chairman and CEO stated: "The recent trend in the price of natural gas has provided billions of dollars of additional cash flow to the exploration and production industry which will create many new opportunities for the service industry in general, and Newpark in particular. Since its first investment in May 2000, we have found Fletcher to be very supportive of Newpark's management and business plan. This transaction will allow Newpark to take advantage of accretive growth and expansion opportunities within its current business lines that may arise during 2001."

The company indicated that the proceeds of the transaction would not be dilutive to earnings, and will initially be used to pay down bank borrowings, the effect of which will be to reduce the company's debt to approximately 40% of total capital. "Reduction of debt to 30% of long term capital remains a corporate objective to be attained through operations," Cole concluded.

Newpark Resources, Inc. provides integrated fluids management, environmental and oilfield services to the exploration and production industry. Fletcher International, Ltd. is an affiliate of Fletcher Asset Management, Inc., a New York investment firm with over $600 million of Private Funds under management. These Funds make direct investments in a wide range of established and growing public companies in a variety of industries.

For further information contact:

         Company                                 New York

Matthew W. Hardey                                Ron Hengen
Vice President of Finance                        R. F. Hengen, Inc.
Newpark Resources, Inc.                          253 Southgate Road
3850 N. Causeway, Suite 1770                     Murray Hill, New Jersey  07974
Metairie, Louisiana 70002                        (908) 508-9000
(504) 838-8222

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         Fletcher

Jonathan B. Schindel
Executive Vice President
Fletcher Asset Management, Inc.
22 East 67th Street
New York, NY 10021
(212) 284-4800

The foregoing discussion contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting the Company, reference is made to the risk factors set forth in the Prospectus dated August 30, 2000, included in the Company's Registration Statement on Form S-3 (File No. 333-39978), and to the section entitled "Forward Looking Statements" on page 17 of that Prospectus. In particular, as described on page 8 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. You are strongly urged to review these sections for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at www.sec.gov, as well as through our Website, www.newpark.com.

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